Exhibit 3.3

                            ARTICLES OF INCORPORATION

                                       OF

                           HEALTH-OUTFITTERS.COM, INC.

       The undersigned (who, if a natural person, is eighteen years of age or older), acting as the incorporator of a corporation to be incorporated under the laws of the State of Colorado, adopts these articles of incorporation.

                                    ARTICLE I
                                      NAME

      The name of the Corporation is Health-Outfitters.com, Inc.

                                    ARTICLE II
                                     OFFICES

      The street address of the initial registered office of the Corporation is 12061 Tejon Street, Westminster, Colorado 80234, and the name of the initial registered agent at that address is Douglass T. Simpson. The written consent of the initial registered agent to the appointment as such is stated below.

      The address of the Corporation's initial principal office is 12061 Tejon Street, Westminster, Colorado 80234.

                                   ARTICLE III
                                  INCORPORATOR

        The name and address of the  incorporator is Steven A. Erickson,  1215
              Spruce Street, Suite 100, Boulder, Colorado 80302.

                                   ARTICLE IV
                                     PURPOSE

       The purpose for which the Corporation is organized is to engage in the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

                                   ARTICLE V
                               AUTHORIZED CAPITAL

        The aggregate number of shares which the corporation is authorized to issue is One Hundred Thousand (100,000) shares of common stock, $.001 par value. All common stock will be of the same class and it shall have full voting power and be fully paid and non-assessable.

                                   ARTICLE VI
                                PREEMPTIVE RIGHTS

      The shareholders shall not have preemptive rights.

                                  ARTICLE VII
                                CUMULATIVE VOTING

      Cumulative voting shall not be permitted in the election of directors.

                                  ARTICLE VIII
                        QUORUM FOR SHAREHOLDERS' MEETINGS

      A majority of the outstanding shares shall constitute a quorum at any meeting of shareholders. Except as is otherwise provided by the Colorado Business Corporation Act with respect to action on amendment to these articles of incorporation, on a plan of merger or share exchange, on the disposition of substantially all of the property of the Corporation, on the granting of consent to the disposition of property by an entity controlled by the Corporation, and on the dissolution of the Corporation, action on a matter other than the election of directors is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action.

                                   ARTICLE IX
                               BOARD OF DIRECTORS

      The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors.

      The name and address of the initial member of the initial board of directors is as follows:

           NAME                         ADDRESS

      Douglass T. Simpson             12061 Tejon Street
                                    Boulder, Colorado 80234


      The directors shall be elected at each annual meeting of the shareholders, provided that vacancies may be filled by election by the remaining directors, though less than a quorum, or by the shareholders at a special meeting called for that purpose. Despite the expiration of his or her term, a director continues to serve until his or her successor is elected and qualifies.

                                   ARTICLE X
                        LIMITATION ON DIRECTOR LIABILITY

      A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article X shall not adversely affect any right or protection of a director of the Corporation under this
Article X, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article X, prior to such repeal or modification.

                                   ARTICLE XI
                                 INDEMNIFICATION

      The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

                                    s/Steven A. Erickson
                               ------------------------------------
                                    Steven A. Erickson
                                    Incorporator

        The undersigned consents to the appointment as the initial registered agent of Health-Outfitters.com, Inc.

                                    s/Douglass T. Simpson
                               ------------------------------------
                                    Douglass T. Simpson
                                    Initial Registered Agent


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